Exhibit 10.1
PRIDE INTERNATIONAL, INC.
2007 LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective March 16, 2010)
First Amendment
Pride International, Inc. (the “Company”) having previously established the Pride International, Inc. 2007 Long-Term Incentive Plan, as amended and restated effective March 16, 2010 (the “Plan”), and having reserved the right under Section 14 thereof to amend the Plan, does hereby amend the Plan, effective as of August 13, 2010, as follows:
1. Section 8(a)(i) of the Plan is hereby amended by inserting the following sentence immediately after the fifth sentence of such section:
“Options shall have a minimum vesting period of three years; provided, however, that (1) the Committee may provide for earlier vesting upon a Change in Control or an Employee’s termination of employment, including by reason of death, disability or retirement and (2) vesting may occur incrementally over the three-year minimum vesting period.”
2. Section 8(a)(ii) of the Plan is hereby amended by inserting the following sentence immediately after the fifth sentence of such section:
“SARs shall have a minimum vesting period of three years; provided, however, that (1) the Committee may provide for earlier vesting upon a Change in Control or an Employee’s termination of employment, including by reason of death, disability or retirement and (2) vesting may occur incrementally over the three-year minimum vesting period.”

PRIDE INTERNATIONAL, INC.
By:	/s/ Brady K. Long
Name:	Brady K. Long
Title:	Vice President, General Counsel & Secretary

ATTEST:
/s/ Lonnie D. Bane
Name:	Lonnie D. Bane
Title:	Senior Vice President, Human Resources & Administration